Exhibit 8.1

Subsidiaries	Date of Incorporation /Acquisition	Place of Incorporation	Percentage of ownership

JinkoSolar Technology Limited (“Paker”)*	November 10, 2006	Hong Kong	100%

Jinko Solar Co., Ltd. (“Jiangxi Jinko”)******	December 13, 2006	PRC	100%

Zhejiang Jinko Solar Co., Ltd.("Zhejiang Jinko")	June 30, 2009	PRC	100%

Jinko Solar Import and Export Co., Ltd. ("Jinko Import and Export")	December 24, 2009	PRC	100%

JinkoSolar GmbH (“Jinko GmbH”)	April 1, 2010	Germany	100%

Zhejiang Jinko Trading Co., Ltd.("Zhejiang Trading")	June 13, 2010	PRC	100%

Xinjiang Jinko Solar Co., Ltd.	May 30, 2016	PRC	100%

Yuhuan Jinko Solar Co., Ltd.("Yuhuan")	July 29, 2016	PRC	100%

JinkoSolar (U.S.) Inc. ("Jinko US")	August 19, 2010	USA	100%

Jiangxi Photovoltaic Materials Co., Ltd ("Jiangxi Materials")	December 10, 2010	PRC	100%

JinkoSolar (Switzerland) AG(“Jinko Switzerland”)	May 3, 2011	Switzerland	100%

JinkoSolar (US) Holdings Inc.(“Jinko US Holding”)	June 7, 2011	USA	100%

JinkoSolar Italy S.R.L. (“Jinko Italy”)	July 8, 2011	Italy	100%

JinkoSolar SAS (“Jinko France”)	September 12, 2011	France	100%

Jinko Solar Canada Co., Ltd (“Jinko Canada”)	November 18, 2011	Canada	100%

Jinko Solar Australia Holdings Co. Pty Ltd (“Jinko Australia”)	December 7, 2011	Australia	100%

Jinko Solar Japan K.K. (“JinkoSolar Japan”)	May 21, 2012	Japan	100%

JinkoSolar Power Engineering Group Limited (“JinkoSolar Power”)	November 12, 2013	Cayman	100%

JinkoSolar WWG Investment Co., Ltd. (“WWG Investment”)	April 8, 2014	Cayman	100%

JinkoSolar Comércio do Brazil Ltda (“JinkoSolar Brazil”)	January 14, 2014	Brazil	100%

Projinko Solar Portugal Unipessoal LDA. (“JinkoSolar Portugal”)	February 20, 2014	Portugal	100%

JinkoSolar Mexico S.DE R.L. DE C.V. (“JinkoSolar Mexico”)	February 25, 2014	Mexico	100%

Shanghai Jinko Financial Information Service Co., Ltd	November 7, 2014	PRC	100%

Jinko Solar Technology SDN.BHD. (“JinkoSolar Malaysia”)	January 21, 2015	Malaysia	100%

Jinko Huineng Technology Services Co., Ltd	July 14, 2015	PRC	100%

Jinko Huineng (Zhejiang) Solar Technology Services Co., Ltd ****	July 29, 2015	PRC	100%

JinkoSolar Enerji Teknolojileri Anonlm Sirketi	April 13, 2017	Turkey	100%

Jinko Solar Sweihan (HK) Limited	October 4, 2016	Hong Kong	100%

Jinko Solar (Shanghai) Management Co., Ltd	July 25, 2012	PRC	100%

JinkoSolar Trading Private Limited	February 6, 2017	India	100%

JinkoSolar LATAM Holding Limited	August 22, 2017	Hong Kong	100%

JinkoSolar Middle East DMCC	November 6, 2016	Emirates	100%

Jinko Power International (Hongkong) Limited	July 10, 2015	Hong Kong	100%

JinkoSolar International Development Limited**	August 28, 2015	Hong Kong	100%

Jinkosolar Household PV System Ltd.	January 12, 2015	BVI	100%

Canton Best Limited (“Canton Best BVI”)	September 16, 2013	BVI	100%

Wide Wealth Group Holding Limited (“Wide Wealth Hong Kong”) ***	June 11, 2012	Hong Kong	100%

JinkoSolar (U.S.) Industries Inc.	November 16, 2017	USA	100%

Poyang Ruixin Information Technology Co., Ltd.	December 19, 2017	PRC	100%

JinkoSolar Technology (Haining) Co., Ltd	December 15, 2017	PRC	100%

Poyang Luohong Power Co., Ltd (“Poyang Luohong”) *****	August 7, 2018	PRC	51%

*In the fourth quarter of 2016, JinkoSolar Technology Limited (formally known as Paker Technology Limited) disposed of Zhejiang Jinko Financial Leasing Co., Ltd with the consideration of RMB183.0 million. Loss of disposal amounted to RMB15.2million was recognized. Considerations associated with the transaction amounted to RMB13.1 million was collected in 2017. All the outstanding considerations will be settled by the end of 2019.

**In the fourth quarter of 2016, JinkoSolar International Development Limited disposed of Jinko Solar (Thailand) Co. Ltd (“Jinko Thailand”) with the consideration of RMB2.4 million. Loss of disposal amounted to RMB0.1 million was recognized. Consideration associated with the transaction was collected in 2017.

**In the fourth quarter of 2017, JinkoSolar International Development Limited disposed of Lotapera, S.L., its fully owned solar power plant in Spain, with the consideration of RMB27.3 thousand. Gain on disposal amounted to RMB102.3 thousand was recognized. Consideration associated with the transaction was collected in 2018.

**In the fourth quarter of 2017, JinkoSolar International Development Limited disposed of four Mexican power plants, including Energia Solar AHU, S.de R.L. de C.V., Energia Solar CAB, S.de R.L. de C.V., Energia Solar MAZ, S.de R.L. de C.V., and PV Energy SAM, S.de R.L. de C.V., with the consideration of RMB1.3 thousand. Gain on disposal amounted to RMB154.8 thousand was recognized. Consideration associated with the transaction has not been collected as of December 31, 2018.

**In the first quarter of 2018, JinkoSolar International Development Limited disposed of Hirasawa Power East Godo Kaishat (“Hirasawa Power”), its fully own subsidiary who holds the rights to build, implement and operate two solar projects locating at Japan, with the consideration of JPY 996.4million. As these solar projects in Japan were constructed for sale upon completion instead of self-operating by the Group, the Group recorded such disposition under the standard of ASC 606, and recognized revenue and cost of sales with the amount of RMB93.5 million and RMB69.1 million, respectively. Consideration associated with the transaction was collected in 2018.

***In the fourth quarter of 2016, Wide Wealth Hong Kong disposed of all of the 55% equity interest indirectly held by JinkoSolar Holding Co., Ltd. (the “Company”, together with its subsidiaries, the “Group”) in Jiangxi JinkoSolar Engineering Co., Ltd. (“JinkoPower”) to Shangrao Kangsheng Technology Co., Ltd., a company incorporated with limited liability under the laws of the People’s Republic of China, formed by a buyer consortium led by Mr. Xiande Li, chairman of the board of directors of the Company for a total consideration of US$250.0 million. In conjunction, JinkoSolar Power repurchased all of its Series A, Series A-1 and Series A-2 redeemable convertible preferred shares with considerations of US$225.0 million from the preferred shareholders, while Wide Wealth Hong Kong agreed to transfer the 45% equity interest of JinkoPower to related entities of the preferred shareholders with a total consideration of US$225.0 million. These two transactions were net-settled as agreed with JinkoSolar Power, Wide Wealth Hong Kong and the preferred shareholders.

****In the first quarter of 2018, the Company changed the name of a subsidiary from Zhejiang Jinko Solar Power Sales Co., Ltd to Jinko Huineng (Zhejiang) Solar Technology Services Co., Ltd.

*****In the third quarter of 2018, the Company and JinkoPower jointly invested in and established an entity named Poyang Luohong Power Co., Ltd. (“Poyang Luohong”), which develops and operates solar power project in Shangrao, Jiangxi Province. Cash capital injection with the amount of RMB 98 million have been made by JinkoPower at the end of 2018. The Group held 51% equity interests of Poyang Luohong and consolidated such entity in our financial statements.

******In the fourth quarter of 2018, the Company disposed of Jinko Solar Investment (Pty) Ltd and its subsidiary Jinko Solar Pty Ltd. (“JinkoSolar South Africa”) with the consideration of RMB1 to a third party buyer. Loss of disposal amounted to RMB20.3 thousand was recognized. Consideration associated with the transaction has not been collected as of December 31, 2018.

******In the first quarter of 2018, Jiangxi Jinko disposed of Tirli 3 and Tirli 5, its fully own solar project companies who hold and operate two solar projects locating in Italy, with the consideration of EUR 2.6million. As these solar projects have been Jiangxi Jinko’s own operating assets which were generating electricity sale revenues, Jiangxi Jinko recorded loss of disposal with the amount of RMB9.4 million. Consideration associated with the transaction was collected in 2018.